Exhibit 23.1

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TEGNA 401(k) Savings Plan, of our reports dated February 25, 2015, with respect to the consolidated financial statements and schedule of Gannett Co., Inc. and the effectiveness of internal control over financial reporting of Gannett Co., Inc. included in its Annual Report (Form 10-K) for the fiscal year ended December 28, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

June 3, 2015